Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

OF

AER VENTURES, INC.

(a Nevada corporation)

AND

TELANETIX, INC.

(a Delaware corporation)

AGREEMENT AND PLAN OF MERGER entered into on March 15, 2006 (“Plan of Merger”), between AER Ventures, Inc., a Nevada corporation (“AER”), and Telanetix, Inc., a Delaware corporation (“Telanetix”), with respect to the following facts:

A. AER is a business corporation duly organized and validly existing under the laws of the State of Nevada, with its principal office located at 6197 Cornerstone Court, East, Suite 108, San Diego, CA 92121.

B. The total number of shares of stock which AER has the authority to issue is 75,000,000 shares of common stock with par value of $0.001.

C. Telanetix is a business corporation duly organized and validly existing under the laws of the State of Delaware. Its registered office in the State of Delaware is located at 615 South Dupont Highway, City of Dover, DE 19901.

D. The total number of shares of stock which Telanetix has authority to issue is 210,000,000 shares, divided into 200,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share.

E. As of the date hereof, no shares of Telanetix stock are issued and outstanding.

F. AER and Telanetix and their respective boards of directors have determined that it is advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge AER with and into Telanetix pursuant to the provisions of the Nevada Business Corporation Law and pursuant to the provisions of the Delaware General Corporation Law upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by AER and approved by a resolution adopted by its board of directors and being thereunto duly entered into by Telanetix and approved by a resolution adopted by its board of directors, the Plan of Merger and the terms and conditions thereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, are hereby determined and agreed upon as hereinafter set forth in this Plan of Merger.

1. The Merger. AER and Telanetix shall, pursuant to the provisions of the Nevada Business Corporation Law and provisions of the Delaware General Corporation Law, be merged with and into a single corporation, Telanetix, which shall be the surviving corporation from and after the effective time of the merger, and which shall continue to exist as said surviving corporation under its surviving name pursuant to the provisions of the Delaware General Corporation Law. The separate existence of AER, the terminating corporation, shall cease at said effective time in accordance with the provisions of the Nevada Business Corporation Law.

2. Effective Time. The effective time of this Plan of Merger, and the time at which the merger herein agreed upon shall become effective in the State of Delaware, shall be as of such time as the Certificate of Merger is issued by the Delaware Secretary of State (the “Effective Time”).

3. Certificate of Incorporation. The present Certificate of Incorporation of Telanetix will be the Certificate of Incorporation of the surviving corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the Delaware General Corporation Law. The present Certificate of Incorporation of Telanetix is attached hereto as Exhibit A.

4. Bylaws. The present Bylaws of Telanetix will be the Bylaws of the surviving corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the Delaware General Corporation Law.

5. Directors and Officers of Surviving Corporation. The directors and officers in office of the surviving corporation at the effective time of the merger shall be the members of the first board of directors and the first officers of Telanetix, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Telanetix.

6. Stock of Surviving Corporation. Each stockholder of AER shall, on the effective date of the merger, be a stockholder of the merged entity and receive from Telanetix the same number of shares as the stockholder had owned in AER. The stock certificates of AER outstanding on the effective date will automatically represent the equivalent number of shares in Telanetix.

7. Options. Each option to acquire shares of the AER’s common stock outstanding immediately prior to the Effective Time of the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the same number of shares in Telanetix.

8. Warrants. Each warrant to acquire shares of the AER’s common stock outstanding immediately prior to the Effective Time of the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become a warrant to acquire, upon the same terms and conditions, the same number of shares of Telanetix.

9. Further Action/Filings. In the event that this Plan of Merger shall have been fully approved and adopted upon behalf of AER in accordance with the provisions of the Nevada Business Corporation Law and upon behalf of Telanetix in accordance with the provisions of the Delaware General Corporation Law, each of the corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Nevada and the State of Delaware and elsewhere necessary to effect this Plan of Merger and the transactions contemplated herein. The board of directors and the proper officers of AER and of Telanetix are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or the transactions contemplated herein.

10. Amendments. The board of directors of the AER may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of the merger by the stockholders of the AER shall not (a) alter or change the amount or kind of shares to be received in exchange for the shares of the AER’s common stock, (b) alter or change any term of the Certificate of Incorporation of Telanetix, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of the AER’s common stock.

11. Termination. This Agreement maybe terminated and the merger abandoned at any time prior to the filing of this Agreement with the Secretary of State of Nevada and the Secretary of State of Delaware, whether before or after stockholder approval of this Agreement, by the consent of the Boards of Directors of the AER and Telanetix.

12. Counterparts. To facilitate the execution and filing of this Plan of Merger, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

13. Captions. The captions contained in this Plan of Merger are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

IN WITNESS WHEREOF, this Plan of Merger is hereby executed upon behalf of each of the constituent corporation parties hereto.

Dated: March 15, 2006	AER VENTURES, INC.

/s/ Thomas A. Szabo
Name: Thomas A. Szabo
Title: Chief Executive Officer

TELANETIX, INC.

/s/ Thomas A. Szabo
Name: Thomas A. Szabo
Title: Chief Executive Officer